Exhibit 99.1

December 2, 2008

SOLITARIO ANNOUNCES ADDITIONAL MINERALIZATION INTERSECTED ON
ITS PEDRA BRANCA PLATINUM-PALLADIUM PROJECT, BRAZIL
NEWMONT WITHDRAWS FROM PACHUCA SILVER-GOLD PROJECT,
MEXICO

Denver, Colorado: Solitario Exploration & Royalty Corp. (NYSE Alternext US: XPL; TSX: SLR) announces significant new platinum-palladium ("PGM") drill hole assay results that suggest good potential to establish new mineral resources on its Pedra Branca project in northeastern Brazil. Additionally, Solitario received notice from Newmont de Mexico, S.A. ("Newmont"), a subsidiary of Newmont Mining that Newmont has elected to terminate its rights under a previously signed joint venture to earn an interest in the Pachuca Real silver-gold project in central Mexico. Solitario will retain 100% interest in the project moving forward.

Pedra Branca Drilling

The 2008 Pedra Branca core drilling program consisted of 27 drill holes totaling 1,839 meters. Results for the first 17 drill holes were previously released (www.solitarioresources.com/news/082608.pdf ). Today's release covers the final 10 holes, with the results of the best six drill holes as follows:
Prospect	Drill Hole Meters	From-To Meters	Interval GPT PGM	Grade Gold
Curiu	CU-24	14.1-19.3	5.2	1.90
	CU-27	0.0-6.0	6.0	2.29
		13.8-15.0	1.2	4.01
Cedro	CD-42	0.0-44.4	44.4	1.32
	CD-44	54.0-64.7	10.7	1.10
Cedro IV	CD-47	54.2-73.9	19.7	1.29
	CD-48	55.8-70.0	14.2	1.25

                                        *True widths cannot be accurately estimated at this time

1


All work conducted during 2008 is being funded by Solitario's joint venture partner, Anglo Platinum Ltd., through the jointly held Brazilian subsidiary, Pedra Branca Mineração ("PBM"). To date, Anglo Platinum has earned a 15% interest in PBM (Solitario owns 85%). Anglo can earn a 51% interest by spending a total of $7.0 million and a further 9% interest (to 60%) by spending an additional $10 million. To date Anglo Platinum has funded nearly $4.0 million for exploration activities. By the end of 2008, Anglo Platinum will have earned a 30% interest in the project.

Chris Herald, President and CEO, stated, "This round of drilling suggests that meaningful new PGM-resources could be established at the Cedro I, II, III and IV prospects. Additionally, we were able to enlarge the higher grade Curiu deposit."

The drill hole information contained within this release is reported under a quality control program supervised by Mr. Walt Hunt, Chief Operating Officer for Solitario, who is a qualified person as defined by National Instrument 43-101. Samples are derived from 50% splits of HQ and NQ (2.5 and 1.9 inch) diameter core. Samples are then shipped via secured third-party land and air transportation companies and analyzed by SGS Geosol, Minas Gerais, Brazil and ALS Chemex Inc., North Vancouver, Canada, both ISO9001:2000 registered companies. In addition to the laboratory's quality control program, a check assay program is ongoing.

Newmont Withdraws from Pachuca Real Project

Solitario received notice that Newmont has elected to terminate its rights to earn an interest in the Pachuca Real silver-gold project in central Mexico. Newmont conducted extensive surface exploration over the entire 46,000-hectare property during the past two years. This work identified 38 separate drill targets with detailed geologic mapping and geochemical sampling completed on all 38 prospects. Twelve of these targets were drilled by Newmont, with one or two holes per tested target.

Chris Herald, President and CEO, stated, "Although Newmont has elected not to continue exploration funding, we are very pleased with the comprehensive program that Newmont completed during its extended tenure with the project. We now have a rich pipeline of untested and partially tested drill targets in one of the most prolific silver producing regions in the world. With 100% interest in the project, and a solid geologic data base produced by Newmont, we will evaluate whether to move the project forward independently, or seek another joint venture partner. Additionally, we continue to work closely with Newmont within our Strategic Alliance arrangement in central Peru where we are developing several exciting new projects."

2


About Solitario

Solitario is a gold, silver, platinum-palladium, and base metal exploration and royalty company actively exploring in Brazil, Mexico and Peru. Solitario has significant business relationships with Anglo Platinum, Newmont Mining and Votorantim Metais. Solitario has approximately US$18 million in cash and marketable securities and no debt. Solitario is traded on the NYSE Alternext US: XPL and on the Toronto Stock Exchange (TSX: SLR). Additional information about Solitario is available online at www.solitarioxr.com
FOR MORE INFORMATION, CONTACT:Debbie Mino-Austin Director - Investor Relations	(800) 229-6827
Christopher E. Herald President & CEO	(303) 534-1030

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities.

3